Exhibit 5

                                   Hasbro, Inc.
                               32 West 23rd Street
                            New York, New York  10010


                                                July 17, 1998



 Hasbro, Inc.
 1027 Newport Avenue
 Pawtucket, Rhode Island  02861


 Ladies and Gentlemen:

           I am Senior Vice President - Corporate Legal Affairs and Secretary of Hasbro, Inc., a Rhode Island corporation (the "Company"), and, as such, I have acted as counsel to the Company in connection with the Underwriting Agreement, dated as of July 14, 1998 and the Terms Agreement dated as of July 14, 1998 (collectively, the "Underwriting Agreement"), by and among the Company, on the one hand, and Bear, Stearns & Co. Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith on the other hand (each, a "Representative" and collectively, the "Representatives"), relating to the sale by the Company through the Representatives of $150,000,000 aggregate principal amount of the Company's 6.15% Notes Due 2008 (the "Notes") and $150,000,000 aggregate principal amount of the Company's 6.60% Debentures Due 2028 (the "Debentures" and, together with the Notes, the "Securities"). The Notes and the Debentures are to be issued under the Indenture, dated as of July 17, 1998 (hereinafter, the "Closing Date", and such indenture, the "Indenture"), between the Company and Citibank, N.A., as Trustee (in such capacity, the "Trustee"). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Underwriting Agreement.

           In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement on Form S-3 (File No. 333-44101) relating to the debt securities of the Company, filed with the Securities and Exchange Commission (the "Commission") on January 12, 1998 under the Securities Act of 1933, as amended (the "Act"), in accordance with the procedures of the Commission permitting a delayed or continuous offering of securities pursuant to such registration statement, and Amendment No. 1 thereto filed on June 22, 1998 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"); (ii) the Prospectus, dated June 24, 1998 (the "Prospectus"), as supplemented by the Prospectus Supplement, dated July 14, 1998 (the Prospectus, as so supplemented, being hereinafter referred to as the "Prospectus") relating to the Securities, in the forms filed with the Commission pursuant to Rule 424(b) of its General Rules and Regulations under the Act (the "Rules and Regulations"); (iii) the Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), on Form T-1 of the Trustee (the "Form T-1"); (iv) an executed copy of the Indenture; (v) the form of the Securities and specimen certificates thereof; (vi) an executed copy of the Underwriting Agreement; (vii) the Restated Articles of Incorporation of the Company, as presently in effect; and (viii) the Amended and Restated By-Laws of the Company, as presently in effect. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

           In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed or to be executed by parties other than the Company, I have assumed that the parties thereto had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. I have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and that any Securities that may be issued will be manually signed or countersigned, as the case may be, by duly authorized officers of the Trustee.

           I am a member of the Bar in the State of New York and I do not express any opinion as to the laws of any other jurisdiction.

           This opinion is delivered in accordance under the requirements of
 Item 601(b)(5) of Regulation S-K under the Act.

           Based upon and subject to the foregoing, I am of the opinion that the Securities constitute binding obligations of the Company.

           I hereby consent to the filing of my opinion with the Commission as Exhibit 5 to the Registrant's Current Report on Form 8-K dated July 14, 1998. I also consent to the reference to me under the heading "Legal Matters" in the Registration Statement, Prospectus and Prospectus Supplement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations. My opinion is expressed as of its date unless otherwise expressly stated therein and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed therein or any subsequent changes in applicable law.



                               Very truly yours,

                               /s/ Phillip H. Waldoks